LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    A Limited Liability Partnership Including
                            Professional Corporations
                              125 West 55th Street
                             New York, NY 10019-5389

                                          June 30, 1998

AccuStaff Incorporated
One Independent Drive
Jacksonville, FL  32202

Ladies and Gentlemen:

     We have acted as counsel to AccuStaff Incorporated, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or shortly after the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 312,000 additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to options outstanding under the Actium Tools, Inc. 1996 Equity Compensation Plan, as amended, the Actium Tools, Inc. 1997 Stock Option Plan, as amended, the Actium Technologies, Inc. 1996 Equity Compensation Plan, as amended and the Actium Technologies, Inc. 1997 Stock Option Plan, as amended (the "Plans"), which options were assumed by the Company in accordance with the Agreement and Plan of Merger, dated March 24, 1998, among the Company, Actium of Delaware, Inc., Actium of Delaware II, Inc., Actium of Delaware III, Inc., Actium Technologies, Inc., Actium Tools, Inc. and Actium Corporation (the "Actium Transaction"). The Actium Transaction became effective on March 26, 1998.

     In connection with this opinion, we have made such investigations and have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. Upon issuance, delivery and payment therefor in accordance with the terms of the Plans, the Common Stock will be legally issued, fully paid and non-assessable.

     This opinion is limited to the laws of the State of Florida and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

     In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,


                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.